Exhibit 10.7.4

RESIGNATION AND NON-COMPETITION AGREEMENT

     THIS RESIGNATION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered as of the 11th day of November 2003, by and between Nextel Communications, Inc. a Delaware corporation (the “Company,”), and Morgan E. O’Brien (the “Executive”). This Agreement is effective on the date hereof for purposes of Section 1, and for all other purposes as of the Effective Date, as defined in Section 7(b) of the Release, attached hereto as Exhibit C.

     WITNESSETH:

     WHEREAS, the Executive is an employee of the Company and serves the Company as the Vice Chairman of the Board of Directors and a member of the Board of Directors of the Company (the “Board”); and

     WHEREAS, pursuant to the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (the “Incentive Equity Plan”), the Company has granted options to the Executive as set forth on and attached hereto as Exhibit A and each such grant is governed and made subject to the terms and conditions of the Incentive Equity Plan and each Nonqualified Stock Option Agreement evidencing each such grant, as such terms and conditions are amended by Section 2(b) herein; and

     WHEREAS, the Company and the Executive are parties to a Nextel Non-Disclosure and Assignment of Inventions Agreement, dated August 27, 2003 (the “Confidentiality Agreement”, attached hereto as Exhibit B); and

     WHEREAS, as of the date of this Agreement, the Executive is a resident of the State of Maryland;

     WHEREAS, the Company and the Executive agree that he will resign from employment effective on the Resignation Date (as defined in Section 1 below); and

     WHEREAS, the Company and the Executive desire to make provision for the payments and benefits that the Executive will be entitled to receive from the Company in consideration for the Executive’s obligations and actions under this Agreement and in connection with such resignation; and

     WHEREAS, the Company and the Executive wish to resolve certain matters, claims and issues between them arising from or relating to the Executive’s service and employment with the Company, including resignation therefrom; and

     WHEREAS, the Company wants to ensure that the Executive will protect Confidential Information (as defined in the Confidentiality Agreement) and will not use the Executive’s knowledge and experience during the Non-Compete Period (as defined below) to compete with the Company or solicit or employ any current employee, officer or agent of the Company during the Non-Solicitation Period (as defined below), as set forth herein; and

     NOW, THEREFORE, in consideration of the premises and the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and the Executive agree as follows:

     1.    Resignation. Effective on November 11, 2003 (the “Resignation Date”), the Executive resigned his employment with the Company and will resign from all other offices and directorships of each of the Company’s subsidiaries and affiliates (other than to continue to serve as a director of Extend America Investment Corp. during his Director Term (as defined below)), and resign from any fiduciary position that the Executive holds at the request of the Company. From the Resignation Date, the Executive will continue to serve as Vice Chairman and a director of the Company during his term as director until the Company’s May 2006 annual meeting of stockholders, or his earlier death or resignation from the Board (the “Director Term”).

     2.    Compensation and Certain Benefits Matters. In consideration of the promises of the Executive in this Agreement, including without limitation Section 3, Section 4 and Section 5 hereof, and in consideration of the Executive’s execution and delivery of the Release, attached hereto as Exhibit C, with all periods for revocation having expired:

           (a)  Cash Payments and Health Benefits. The Executive will:

(i) receive from the Company his base salary in effect as of the Resignation Date of five hundred twenty thousand dollars ($520,000) per annum (the “Base Salary”) for a two (2) year period commencing on the Effective Date and ending on November 17, 2005 (the “Severance Period”), (a total of one million forty thousand dollars ($1,040,000.00)), which will be payable at the times and in the manner consistent with the Company’s normal payroll schedule;

(ii) (i) during the Severance Period, continue participation in the Company’s health care plans, on the same basis as other senior executives of the Company; provided, however, that benefits otherwise receivable by the Executive pursuant to this Section 2(a)(ii) will be applied against the maximum period of continuation coverage provided under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”);

(iii) (A) receive from the Company full payment of any bonus award for the bonus year ending December 31, 2003 under the Company’s annual bonus plan (the “Bonus Plan”), which will be based on his minimum annual Target Bonus (as such term is defined in the Bonus Plan) opportunity of 100% of his Base Salary based on actual team and Company performance and; (B) receive from the Company full payment of the target annual bonus award of five hundred twenty thousand dollars ($520,000) for each of the next two (2) fiscal years (2004 and 2005), which will be payable on or before February 28, 2005 and 2006 respectively; and

(iv) receive from the Company full payment of any remaining target award opportunity under the Nextel Long-Term Incentive Plan effective January 1, 2002 (the “LTIP”) to which he would otherwise be entitled for the LTIP performance period that includes his Resignation Date (but not for any later performance periods) at the greater of target or actual performance for such LTIP performance period in accordance with the then existing terms of the LTIP, which will not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived.

          (b)  Stock Options. Any provision in the Incentive Equity Plan and the Nonqualified Stock Option Agreements to the contrary notwithstanding:

(i) (A) during the Director Term, the Executive will continue to receive service credit for vesting in the currently unvested stock options granted to the Executive by the Company and described on Exhibit A-1 attached hereto and, except as provided in (B) below, any such vested options will remain outstanding and exercisable for the duration of the Director Term and for 30 days thereafter, (B) if the Director Term ends by reason of the Executive’s death, all stock options will vest immediately (to the extent not previously vested) and all such stock options described on Exhibit A-1 will remain outstanding and exercisable until the later of one year following the Executive’s death or the end of the Director Term, and (C) stock options vested and exercisable under (A) or (B) above will terminate automatically and without further notice upon the expiration of such respective exercise periods;

(ii) (A) except as provided in (B) below, all vested options described on Exhibit A-2 attached hereto will remain outstanding and exercisable for the duration of Director Term and for 30 days thereafter, (B) if the Director Term ends by reason of the Executive’s death, all stock options described on Exhibit A-2 will remain outstanding and exercisable until the later of one year following the Executive’s death or the end of the Director Term, and (C) stock options exercisable under (A) or (B) above will terminate automatically and without further notice upon the expiration of such respective exercise periods; and

(iii) all other vested options not identified on Exhibit A-2 will remain, in accordance with their terms, outstanding and exercisable for 30 days following the Resignation Date and will terminate automatically and without further notice in accordance with their terms.

            (c)  Office Furniture. The Company hereby transfers ownership and title of the office furniture moved from the Nextel offices to Executive’s offices as of the date of this Agreement.

            (d)  Wireless Phone. During his Director Term, the Company will provide the Executive with the use of a wireless phone on the same basis as other non-employee directors of the Board.

            (e) Reimbursement of Business Expenses. The Company will reimburse the Executive for all reasonable business expenses properly incurred on or prior to the Resignation Date and submitted in accordance with the Company’s policies.

            (f)  Excess Parachute Payment. In the event the Company treats any portion of the Executive’s payments or benefits hereunder as an “excess parachute payment” within the meaning of Section 280G of the Code and such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred as the “Excise Tax”), the Executive will be entitled to receive an additional payment or payments. Such additional payment or payments will be an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon such payment or payments equal to the Excise Tax, the Executive retains a portion of the payment or payments equal to the Excise Tax imposed on such payment or payments.

            (g)  The receipt of payments and benefits under this Section 2 will have no effect on the Executive’s right, if any, to any benefits under other employee benefit plan of the Company in which the Executive was an active participant on or before the Resignation Date, other than The Nextel Severance Benefits Plan (the “Severance Plan”), the Bonus Plan, the LTIP and the Incentive Equity Plan and related Nonqualified Stock Option Agreements.

            (h)  In the event a “Change of Control” (as such term is defined in the Incentive Equity Plan) occurs, then (i) all of the cash payments payable to the Executive under Section 2(a)(i), (iii) and (iv) shall, at the election of the Executive, be paid to the Executive in a lump sum as soon as practicable following the Change of Control, and (ii) such of the Executive’s outstanding but unvested options described on Exhibit A-1 that would vest during the Director Term if the Director Term ended on the Company’s May 2006 annual meeting of stockholders shall vest immediately in accordance with Section 4(g)(ii)(A) of the Incentive Equity Plan.

     3.          Non-Competition. In consideration of the compensation and benefits payable to the Executive under Section 2, the Executive agrees to the promises, terms and conditions set forth in this Section 3.

            (a)  The Executive covenants and agrees that for the period commencing on the Resignation Date and ending on the later of the termination of the Director Term and November 17, 2005 (the “Non-Compete Period”), he shall not directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following, engage or be interested in (whether as owner, stockholder, investor, partner, lender, consultant, employee, agent, director or otherwise):

(i) any business, activity or enterprise which offers mobile, wireless telecommunications or services (including voice and data) in any state or United States Territory in which any division or operation of the Company, any of its subsidiaries or any affiliate of the Company or its subsidiaries (collectively, the “Company Group”), or any other company in which the Company Group owns an interest of 10% or more (the “Company Affiliated Group”) is actively planning to or is providing wireless telecommunications services (such geographic area, the “Territory”);

(ii) any business, activity or enterprise which offers or is planning to offer local area network services (e.g., “802.11” or
“Wi-Fi” wireless services) or engage in any other activity authorized by the Federal Communications Commission (“FCC”) to provide “commercial mobile radio service” as that term is defined by the FCC (47 C.F.R. § 20.3), “multichannel multipoint distribution service” or “multipoint distribution service” as those terms are defined by the FCC (47 C.F.R. § 21.2), “instructional television fixed station” service as that term is defined by the FCC (47 C.F.R. § 74.901), satellite devices, “private land mobile radio services,” which include public safety radio channels, as defined by the FCC (47 C.F.R. § 90.15), “industrial/business radio” channels as defined by the FCC (47 C.F.R. § 90.31) and “specialized mobile radio” systems as defined by the FCC (47 C.F.R. § 90.7) in the Territory; and

(iii) any business, activity or enterprise which is then competing with or planning to compete with any business, product or service conducted or offered by any member of the Company Group or the Company Affiliated Group in any part of the Territory;

provided, however, that the Executive’s ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this Section 3.

           (b)  the Executive acknowledges that during his employment with the Company and his tenure as a director he was and will continue to be privy to trade secrets and confidential information regarding the business of the Company Group and Company Affiliated Group, which provides the Company Group and Company Affiliated Group with a competitive advantage. Due to his unique and special contributions to the Company Group in his positions as specified in Section 1, he has been privy to, has assisted in creating and has been ultimately responsible for every type of Confidential Information (as defined in Section 5(b) below) generated by the Company Group and Company Affiliated Group, so that his employment in any capacity for a competing business will create an unreasonable and real risk of disclosure, inevitable or otherwise, of Confidential Information; and

           (c)  the Executive further acknowledges that due to his valuable and unique talents, skills and experience, the restrictions contained herein are reasonable and will not deprive him of his ability to obtain commensurate employment or work in a non-competing business activity or enterprise, and will not impose an undue hardship on him; and

           (d)  the Executive further acknowledges that due to his senior executive status at the Company and his valuable and unique talents, skills and experience, he had access to and the right to control a broad range of Confidential Information that would render it inevitable that his involvement in a competing business (as set forth in Section 3(a) above) would require that he use or disclose such Confidential Information in the performance of his duties and would provide an unfair advantage to such competing business.

           (e) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 3 and this Agreement, and hereby acknowledges and agrees that the same are reasonably required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive, and that the new consideration received by the Executive under this Agreement is adequate. The Executive acknowledges and agrees that the nature of Company Group’s business is such that a nationwide restraint is reasonable and necessary to the protection of the Company’s goodwill and confidential information.

     4.     Non-Solicitation. In consideration of the compensation and benefits payable to the Executive under Section 2, the Executive agrees to the promises, terms and conditions set forth in this Section 4.

            (a)  The Executive covenants and agrees that for the period commencing on the Resignation Date and ending on the later of the termination of the Director Term and November 17, 2005 (the “Non-Solicitation Period”), he will not, directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(i) hire or employ, assist in hiring or employing, or otherwise associate in business or assist in planning of any business with any person who presently or at the Resignation Date is or has been in the immediately preceding six months an employee, officer, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity; or

(ii) directly or indirectly induce any person who is an employee, officer or agent of the Company Group to terminate such relationship;

provided, however, that the provisions of this Section 4(a) shall not apply to conduct of the Executive with respect to his assistant, Gary Smith.

           (b)  For purposes of this Section 4, the term “solicit or induce” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his or her employment, and (iii) referring employees of the Company Group to personnel, representatives or agents employed by competitors, suppliers or customers of the Company Group.

     5.    Confidential Information; Statements to Third Parties.

           (a) The Executive acknowledges that he remains subject to the Confidentiality Agreement. The Executive agrees that notwithstanding anything in the Confidentiality Agreement to the contrary, Section 1(a) (“Nondisclosure”) of the Confidentiality Agreement shall be in effect on a permanent basis. The Executive further acknowledges and agrees that the Confidential Information of the Company Group and Company Affiliated Group gained by the Executive during the Executive’s association with the Company Group and Company Affiliated Group was or will be developed by and/or for the Company Group and Company Affiliated Group through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company Group and Company Affiliated Group.

           (b)  The Executive agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company Group and Company Affiliated Group without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all technical and research data, confidential business data and other information (including any and all Proprietary Information (as defined in the Confidentiality Agreement)), whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company Group and Company Affiliated Group, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company Group and Company Affiliated Group to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company Group and Company Affiliated Group, and that any use, or tangible or electronic retention by the Executive of Confidential Information after the termination of the Executive’s services for the Company will constitute a misappropriation of those Companies’ Confidential Information.

           (c)  The Executive expressly covenants and agrees that he shall not at any time, whether prior to or after the Resignation Date, directly or indirectly, on any basis for any reason, use or permit third parties within his control or authority or under his supervision the use of any trade secrets, Confidential Information or proprietary information of, or relating to, the Company Group and Company Affiliated Group, including, without limitation, data and other information relating to any of their processes, apparatus, products, software, packages, programs, trends in research, product development techniques or plans, research and development programs and plans or any works and all secrets, customer lists, lists of employees, sales representatives and their territories, mailing lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, designs and design projects and other confidential business affairs concerning the Company Group and Company Affiliated Group, in connection with any activity or business, whether for his own account or otherwise, and will not divulge such trade secrets, Confidential Information or proprietary information to any person, firm, corporation or other entity whatsoever.

           (d) The Executive shall not be prohibited from divulging information deemed to be trade secret or confidential or proprietary information of the Company Group and Company Affiliated Group if: (i) the specific item of information becomes generally available to the public without violation of this Agreement, the Confidentiality Agreement or any other duty of confidentiality by either the Executive or any other person causing the public disclosure of the Confidential Information, (ii) if such disclosure is compelled by law, in which event the Executive agrees to give the Company Group and Company Affiliated Group prior written notice of any disclosure to be made pursuant to this subsection (ii), and the Executive, at the Company’s expense, shall cooperate fully with the Company Group and Company Affiliated Group to obtain protective orders, confidential treatment or other such protective action as may be available to preserve the confidentiality of the information required to be disclosed, or (iii) to enforce any rights of the Executive hereunder.

           (e)  The Executive further agrees that the Executive will return (to the extent the Executive has not already returned on or before the Resignation Date), in good condition, all tangible things and other property of the Company Group and Company Affiliated Group, including, without limitation, (i) confidential memoranda, notes, notebooks, drawings, lists (including, without limitation, mailing and customer lists), records and other confidential documents, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company, (ii) keys to the Company Group and Company Affiliated Group property, (iii) files, (iv) computer programs and files, and (v) blueprints or other drawings. The Executive further agrees that he will purge any electronic copies of any property belonging to the Company Group and Company Affiliated Group which has become intermingled with or stored with any personally owned or controlled devices or files, and that by executing this Agreement he is affirming that he has purged such files, has not caused the circulation of such files to third parties, and retains no electronic or hard copies of such files other than with respect to any such property held by the Executive in his capacity as a director.

           (f)  The Executive further acknowledges and agrees that the Executive’s obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company Group and Company Affiliated Group may be made publicly available in accordance with Section 5(d). The Executive’s obligations under this Section 5 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under the Confidentiality Agreement, the Company’s policies, general legal or equitable principles or statutes and which will remain in full force and effect following the Resignation Date.

           (g)  The Executive will not, directly or indirectly, make or cause to be made any statements to any third parties intentionally criticizing or disparaging the Company Group and Company Affiliated Group or commenting on the character or business reputation of the Company Group and Company Affiliated Group in a manner adverse to the Company Group and Company Affiliated Group. The Executive further hereby agrees that, without the prior written consent of the Board, unless otherwise required by law, the Executive will not (x) publicly comment in a manner intentionally adverse to the Company Group and Company Affiliated Group concerning the status, plans or prospects of the business of the Company Group and Company Affiliated Group or (y) publicly comment in a manner intentionally adverse to the Company Group and Company Affiliated Group concerning the status, plans or prospects of any existing, threatened or potential claims or litigation involving the Company Group and Company Affiliated Group; provided, however, that nothing herein shall be interpreted to preclude honest and good faith reporting by the Executive to appropriate Company Group and Company Affiliated Group representatives or as required by law or compulsory process.

           (h)  The Company will comply with its policies regarding public statements with respect to the Executive.

           (i) The Executive’s obligations hereunder are subject to and qualified by his fiduciary obligations as a director during the Director Term. Except as otherwise prohibited herein, nothing shall prevent the Executive from writing about or giving speeches on matters not directly related to the business or planned business of the Company but which discuss the general state of the industry, government action with respect thereto and personal opinions.

     6.    Disclosure. The Executive, for a period commencing on the date of this Agreement through the later of the termination of the Director Term and November 17, 2005, agrees to communicate the contents of the Executive’s obligations under Sections 3, 4, 5, 6 and 8 of this Agreement to any business entity which the Executive intends to be employed by, associated in business with, or represent.

     7.    Breach.

            (a)  In the event the Executive violates any provision of Sections 3, 4 or 5 to the extent that there is a specific time period during which the Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation will toll the running of such time period from the date of such violation until such violation ceases.

            (b)  If the Executive is in breach of this Agreement, then the Company may, at its sole option, bring an action for any expenses, fees and damages incurred as a result of the breach, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

            (c)  The Executive acknowledges and agrees that the remedy at law available to the Company for breach by the Executive of any of the Executive’s obligations under Sections 3, 4 and 5 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any provision of Section 3, 4 or 5 of this Agreement, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, and the Company will be entitled to seek immediate injunctive relief and may seek to obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

            (d) Without limiting the applicability of Section 7(b) or in any way affecting the right of the Company to seek equitable remedies thereunder, in the event that the Executive breaches any of the provisions of Sections 3, 4 or 5 or engages in any activity that would constitute a breach save for the Executive’s action being in a state where Section 3, 4 or 5 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining cash payments that have not already been paid and to provide any remaining benefits that have not already been provided to the Executive pursuant to Section 2 shall be terminated and within ten (10) days of notice of such termination of payment, the Executive shall return all cash payments and benefits payable pursuant to Section 2.

            (e)  Any decision by the Company not to exercise any of its rights under this Section 7 shall not be construed as a waiver of any rights the Company may have under this Agreement, any other agreement or any statute with respect to future breaches.

     8.    Continued Availability and Cooperation.

            (a)  Following the Resignation Date and in consideration of the payments made under Section 2 herein, the Executive shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. This cooperation by the Executive will include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony upon reasonable notice and in a manner that does not unreasonably interfere with Executive’s other business activities;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

            (b)  The Executive will be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is retained on his behalf by the Company), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Resignation Date. The Executive shall not unreasonably withhold the Executive’s availability for such cooperation, consultation and advice. The Company shall pay the Executive at a daily rate of $1,000 for time incurred for such cooperation following of the later of the termination of the Director Term and November 17, 2005.

      9.    Full Settlement. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except to the extent such employment constitutes a breach of the promises set forth in Sections 3, 4 or 5.

     10.    Successors and Binding Agreement.

           (a)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement.

            (b)  This Agreement will be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but will not otherwise be assignable or delegable by the Company. Notwithstanding the foregoing, the Executive agrees that the Company Group may take all actions necessary to protect their respective Confidential Information and goodwill by enforcing the provisions of section 3, 4 and 5 in the same manner and means as the Company.

            (c)  This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The death or disability of the Executive following the execution and delivery of this Agreement will not affect or revoke this Agreement or excuse any of the obligations of the parties hereto.

            (d)  This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 10. Any purported assignment, transfer or delegation not so provided for in this Section 10 shall be null and void and of no consequence.

            (e)  This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subsections (a) and (b) of this Section 10, no third party will have any rights hereunder.

     11.    Non-Disclosure. Except to the extent that this Agreement or the terms hereof become publicly known or available because of legally mandated disclosure and filing requirements of the Securities and Exchange Commission, or because of any other legal requirement that this Agreement or the terms hereof be disclosed, or as necessary to enforce either party’s rights hereunder:

            (a) The Executive will maintain the confidentiality of all provisions of this Agreement and the circumstances and negotiations giving rise hereto and will not disclose the provisions of this Agreement to any person not a party hereto (other than (i) the Executive’s spouse, (ii) the Executive’s attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice, and (iii) persons or entities referred to in Section 6 of this Agreement, but only to the extent required thereby or the circumstances giving rise hereto; provided, however, each such person or entities shall be bound to the terms of Section 5 of this Agreement and any breach by such persons or entities will have the same effect under Section 6 of this Agreement as a breach by the Executive).

            (b)  The Company will maintain the confidentiality of all provisions of this Agreement and the circumstances and negotiations giving rise hereto.

     12.    Notices. For all purposes of this Agreement, all communications provided for herein will be in writing and will be deemed to have been duly given when delivered, addressed to the Company (to the attention of the Senior Vice President and General Counsel of the Company) at its principal executive offices at 2001 Edmund Halley Drive, Reston, Virginia 20191 and to the Executive at the Executive’s principal residence at 300 Wye Narrows Drive, Queenstown, Maryland 21658 or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address will be effective only upon receipt.

      13.    Taxes; Payments.

            (a)  Subject to Section 2(f), the Executive shall be responsible for the Executive’s share of any and all federal, state and/or local taxes applicable to the payments made, and benefits provided or made available, to the Executive pursuant to this Agreement.

            (b)  The payments to the Executive pursuant to Section 2 of this Agreement will be made by check or direct deposit to an account designated by the Executive, and will be reduced by any applicable federal, state and local tax or other required withholding on such payments.

     14.    Modification, Amendment and Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     15.    Entire Agreement; Continuing Indemnification and Other Rights and Representations

            (a)  Except as expressly provided in this Agreement, this Agreement will constitute the entire agreement among the parties hereto with respect to the subject matters covered by this Agreement and will supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, policies, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

            (b) The Executive acknowledges that, as a result of his resignation from employment with the Company, he is not entitled to any compensation and benefits under the Severance Plan.

            (c)  The Executive represents that, as of the Resignation Date, he does not know of any matters not previously presented to the Board or to the Company’s compliance officers that would require disclosure pursuant to the Company’s Code of Corporate Conduct.

            (d)  This Agreement will not affect any indemnification or other rights under any indemnification agreement between the Executive and the Company or the Company’s articles of incorporation or by-laws. The Company shall continue the Executive’s coverage under the directors’ and officers’ liability coverage maintained by the Company as in effect from time to time to the same extent as other current and former senior executives of the Company in addition to such coverage as is extended to him as a member of the Board.

            (e)  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement will be construed fairly as to both parties hereto and not in favor or against either party.

     16.    Dispute Resolution.

            (a)  Any dispute between the parties under this Agreement will be resolved (except as provided below) through informal arbitration by a single arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes conducted in Fairfax County, Virginia. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 18 and only in the event the Company has not brought an action in a court of competent jurisdiction to enforce the covenants in Sections 3, 4, or 5 of this Agreement or to enforce the covenants in the Confidentiality Agreement. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Company and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive’s share of such expenses will not exceed the maximum permitted by law. Any arbitration or action pursuant to this Section 16 will be governed by and construed in accordance with the substantive laws of the State of Maryland and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

            (b) Notwithstanding Section 16(a), the Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Sections 3, 4, or 5 of this Agreement or in the Confidentiality Agreement, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Fairfax County, Virginia, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the

Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

           17.    Governing Law; Jurisdiction; Venue. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive and procedural laws of the State of Maryland, the domicile of the Executive at the time of his execution of this Agreement, without giving effect to any otherwise applicable principles of conflict of laws of such State. The parties agree that the state and federal courts located in the Commonwealth of Virginia will have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against the Executive; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. In addition, in the event the Company determines that there is an actual or threatened breach by the Executive of his covenants in Sections 3, 4 or 5 of this Agreement or in the Confidentiality Agreement, the Company may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants.

           18.    Validity/Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will nevertheless remain in full force and effect. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions of held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such unenforceable, invalid or illegal provisions were never included in this Agreement from the first instance. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

           19.    Counterparts This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. The exchange of executed counterparts by facsimile shall be sufficient to bind the parties. Each party shall deliver to the other executed originals by overnight mail service.

           20.    Captions and Section Headings. Captions and section headings used herein are for convenience and are not part of this Agreement and will not be used in construing it.

           21.    Authorization by the Company. The Company represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken.

           22.    Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

[The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth above.

Nextel Communications, Inc.

Witness:	By:	/s/ Timothy M. Donahue Timothy M. Donahue President and Chief Executive Officer

Witness:	/s/ Morgan E. O’Brien Morgan E. O’Brien

EXHIBIT A

[Attach Schedule of All Options Granted]

EXHIBIT A-1

     The following unvested options will vest and remain exercisable in accordance with Section 2(b)(i) of the Agreement:

Grant Date	Plan ID	Grant Type	Options	Option Price

2/17/2000	Plan 10	Non-qualified	50,000	$61.9375
2/20/2001	Plan 10	Non-qualified	25,000	$22.3125
7/27/2001	Plan 10	Non-qualified	6,563	$17.3600
9/28/2001	Plan 10	Non-qualified	7,188	$8.6400
11/30/2001	Plan 10	Non-qualified	7,813	$10.7100
2/13/2002	Plan 10	Non-qualified	44,682	$5.0200
4/23/2002	Plan 10	Non-qualified	90,626	$5.3500
2/13/2003	Plan 10	Non-qualified	50,001	$12.3100
5/30/2003	Plan 10	Non-qualified	13,438	$14.9900
8/29/2003	Plan 10	Non-qualified	14,376	$19.3300

EXHIBIT A-2

The following vested options will remain exercisable in accordance with Section 2(b)(ii) of the Agreement:

Grant Date	Plan ID	Grant Type	Options	Option Price

2/11/1998	Plan 10	Non-qualified	100,000	$13.2813
2/18/1999	Plan 10	Non-qualified	100,000	$15.2813
2/17/2000	Plan 10	Non-qualified	150,000	$61.9375
2/20/2001	Plan 10	Non-qualified	75,000	$22.3125
7/27/2001	Plan 10	Non-qualified	8,437	$17.3600
2/13/2003	Plan 10	Non-qualified	9,999	$12.3100
5/30/2003	Plan 10	Non-qualified	1,562	$14.9900
8/29/2003	Plan 10	Non-qualified	624	$19.3300

EXHIBIT B

[Attach Nextel Non-Disclosure and Assignment of Inventions Agreement, dated August 27, 2003]

EXHIBIT C

Form of Release

     WHEREAS, Nextel Communications, Inc. a Delaware corporation, and MORGAN E. O’BRIEN (the “Executive”) are parties to a Resignation and Non-Competition Agreement, dated November 11, 2003 (the “Agreement”); and

     WHEREAS, the Executive’s employment with the Company terminated on the Resignation Date (as defined in Section 1 of the Agreement); and

     WHEREAS, the Executive is required to sign this release (the “Release”) within twenty-one days after his Resignation Date in order to receive the payments to be made and the benefits to be received by the Executive pursuant to Section 2 of the Agreement.

     NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

     This Release is effective on the Effective Date, as defined in Section 7(b) hereof.

     1.    As a material inducement to the Company to enter into the Agreement and in consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 2 of the Agreement, the Executive, for himself and the Executive’s dependents, successors, assigns, heirs, executors and administrators (and the Executive’s and their legal representatives of every kind), hereby irrevocably and unconditionally releases, acquits and forever discharges Nextel Communications, Inc. (the “Company”, a term which for purposes of this Release includes its parents, predecessors, subsidiaries, divisions, successors-in-interest, related or affiliated companies, successors, all of its and their current and former officers, directors, stockholders, members, employees, heirs, assigns, representatives, insurers, agents and counsel and all persons acting by, through, under or in concert with any of them, unless the context otherwise clearly requires) from any and all arbitrations, claims, charges, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever, known or unknown, suspected or unsuspected (collectively “Claims”) that the Executive now has, may have, owns, or holds, or claims to have, own, or hold, or any time had, owned, or held, or claimed to have had, owned, or held against the Company, up through the date of the execution of this Release. This complete release of Claims includes, without express or implied limitation, the release of all Claims of breach of express or implied contract; all Claims related to the Executive’s employment and the termination of his employment; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under local, state or federal law; and any legal restrictions on the Company’s right to terminate employees, or any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, Section 1981 of Title 42 of the United States Code, 42 U.S.C. §1981; and/or Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973; the Racketeer Influenced and Corrupt Organizations Act; the Virginia Human Rights Act; Chapter 11 of the 1976 Code of Fairfax County, Virginia; the Maryland Human Relations Act; the Maryland Equal Pay for Equal Work Act; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted; and all Claims for attorney’s fees and costs. This complete release of claims does not include a release of any Claims that arise from the Company’s obligations under the Agreement, to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course, except as otherwise provided in Section 2 of the Agreement, or to any indemnity against claims, costs or expenses to which he may be entitled as a result of having served as an officer or director of the Company or any of its affiliates pursuant to their respective articles or by-laws, any agreement with the Executive or any policies of insurance they may maintain.

     2.    The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

     3.    The Executive agrees to release and discharge the Company, not only from any and all claims which he could make on his own behalf, but also those which may or could be brought by any person or organization, on his behalf for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class action or representative proceeding in which a claim or claims against the Company for monetary relief may arise, in whole or in part, from any event which occurred up through and including the date of the Agreement.

     4.    The Executive acknowledges that his waiver and release of rights and claims as set forth in the Agreement is in exchange for valuable consideration which he would not otherwise be entitled to receive.

     5.    The parties understand, agree and intend that, upon receipt of payments by the Company referred to in Section 2 of the Agreement, the Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may

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have or had against Company, and he thereby waives any and all relief not explicitly provided for herein.

     6.    The Executive agrees to pay any reasonable legal fees or costs incurred by the Company as a result of any breach of his promises in this Release, including his promise to fully release Company from all claims and to compensate its attorneys for their legal fees, except to the extent that he challenges the validity of the Release under the Age Discrimination in Employment Act, in which case the Company may only recover such fees and expenses as may be permitted by state and federal law.

     7.    The Executive further agrees and acknowledges that:

           (a)  the Executive represents and agrees that he has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily, without coercion or duress of any kind and intending to be bound;

           (b)  the Executive acknowledges that he has been given the opportunity to consider the Agreement and this Release for a period of at least twenty-one (21) days. In the event that the Executive has executed the Agreement and this Release within less than twenty-one (21) days of the date of its delivery to him, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider the Agreement and this Release for the entire twenty-one (21) day period. The Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by Leonard J. Kennedy, Senior Vice President and General Counsel before the end of such Revocation Period. Provided that this Release is not revoked pursuant to the preceding sentence, the Agreement and this Release shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If the Executive exercises his right to revoke this Release, the Executive will forfeit his right to receive any of the benefits provided for herein or therein, without affecting the effectiveness of the termination of the Executive’s employment with the Company under Section 1 of the Agreement and without altering the termination of the Executive’s employment from all offices and any directorships of each of the Company’s subsidiaries and affiliates, and any fiduciary positions as of November 11, 2003.

     8.    The Executive represents that he has not filed any complaints or lawsuits against the Company with any government agency or any court, and that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date of the Agreement; provided, however, that this shall not limit the Executive from filing a lawsuit or initiating an arbitration for the sole purpose of enforcing the Executive’s rights under the Agreement or this Release.

     9.    The Executive waives and releases any claim that the Executive has or may have to reemployment. The Executive agrees that the Executive will not seek employment with the Company at any time in the future.

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     IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:	Morgan E. O’Brien